Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

FOR IMMEDIATE RELEASE

Crossroads Systems Announces Pricing of $7.0 Million Registered Direct Offering

AUSTIN, Texas – January 27, 2015 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data storage solutions, announced today the pricing of a registered direct offering to multiple investors of 3,071,739 shares of its common stock and warrants to purchase 1,535,870 shares of its common stock. The securities will be sold in units at a price of $2.30 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.50 shares of common stock at an exercise price of $2.76 per whole share. The warrants will be exercisable for a period of five years beginning on the six-month anniversary of original issuance and ending on the date that is five years after the date of original issuance. The offering is expected to result in net proceeds to Crossroads of approximately $6.0 million, after deducting the placement agents’ commissions and estimated offering expenses.

The closing of the offering is expected to occur on or about January 30, 2015, subject to customary closing conditions, at which time Crossroads will receive the cash proceeds and deliver the securities to the investors.

The principal purpose of the offering is to enable Crossroads to continue to fund the monetization of its intellectual property portfolio, including the costs of ongoing litigation and other proceedings. Crossroads may also use a portion of the net proceeds to enhance liquidity and operational flexibility, including repaying all or a portion of its existing indebtedness and certain other obligations under its credit agreement with an affiliate of Fortress Investment Group.

Roth Capital Partners is acting as lead placement agent and Northland Capital Markets is serving as co-placement agent for the offering.

Important Information

A shelf registration statement relating to the shares of common stock issued in the offering has been filed with the Securities and Exchange Commission (the SEC) and has been declared effective. A prospectus supplement relating to the offering has also been filed with the SEC.

The offering will be made only by means of a prospectus. Copies of the prospectus supplement and related prospectus may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147, Northland Capital Markets, 45 S. 7th Street, Suite 2000, Minneapolis, MN 55402, (866) 625-0033 or by accessing the SEC's website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. Forward-looking statements include, but are not limited to, statements about the closing of this offering, the amount of net proceeds, and the intended use of proceeds from this offering. For a detailed discussion of and risks faced by Crossroads, investors should review Crossroads’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 14, 2015 and its other filings with the SEC, which can be accessed through the SEC’s website at www.sec.gov. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads undertakes no duty to update this information to reflect future events, information or circumstances.

©2015 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.